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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Larsen      Dennis                        Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Spacelabs Medical, Inc.  SLMD       (Month/Day/Year)
     (Last)     (First)     (Middle)                                     ----------------------------------
14315 NE 61st Street                       ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
Redmond            WA          98052          Person (Voluntary)               Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                           Vice President                    -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
Spacelabs Medical, Inc.                                                          (Instr. 5)
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    Common Stock                                  1,181.0185                          I                     Shares held in Company's
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                                                                                                            401k plan
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of    4. Conver-    5. Owner-        6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying     sion or       ship             Beneficial Ownership
                                    Expiration Date    Derivative Security       Exercise      Form of          (Instr. 5)
                                    (Month/Day/        (Instr. 4)                Price of      Deriv-
                                    Year)                                        Deri-         ative
                                                                                 vative        Security:
                                                                                 Security
                                   --------------------------------------------------------------------------   Direct
                                    Date               Expira-                                 Amount or        (D) or
                                    Exercis-           tion                      Title         Number           Indirect (I)
                                    able               Date                                    of Shares        (Instr. 5)

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Stock Option                        At present         7/23/2002                 Common Stock  20,000  $22.13       D
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Stock Option                        At present         2/25/2003                 Common Stock  10,000  $18.00       D
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Stock Option                        At present         2/03/2004                 Common Stock  10,000  $25.50       D
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Stock Option                        At present         2/17/2005                 Common Stock   3,264  $22.9375     D
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Stock Option                        At present         2/17/2005                 Common Stock   4,230  $22.9375     D
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Explanation of Responses:

                                                                                     /s/ Dennis Larson
                                                                                    by Eugene V. DeFelice
                                                                                     as attorney-in-fact           December 4, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

                                                     (Print or Type Responses)
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